EXHIBIT 21

Technology Solutions Company

Subsidiaries of the Company

The following are all the subsidiaries of the Registrant and are included in its audited consolidated financial statements filed with its Annual Report on Form 10-K for the year ended December 31, 2004.

Place of
Subsidiary (Year Organized or Acquired)	Incorporation
Technology Solutions Company de Mexico S.A. de C.V. (1995)	Mexico

TSC South America, Inc. (1996)	Delaware

TSC Colombia, Inc. (1996)	Delaware

TSC Asia, Inc. (1997)	Delaware

Technology Solutions Company Brasil LTDA (1997)	Brazil

TSC Europe (U.K.) Ltd (1999)	England

TSC Canada Corp. (2000)	Canada

Zamba Solutions LLC (2004)	Delaware

Zamba Solutions Canada Inc. (2004)	Canada